Exhibit 99.01

Woodhead Industries Reports Fiscal Second Quarter Results
  Operating Profits Increased 25%, Revenue Up 11%

DEERFIELD, IL – April 29, 2005 — Woodhead Industries, Inc., (NASDAQ: WDHD) today announced financial results for its fiscal second quarter ended April 2, 2005. The company reported second quarter total revenues of $56.4 million, an 11% increase over the same period last year. Income from operations totaled $3.1 million, up from $2.5 million during the second quarter of 2004. Net income was $1.3 million, or $0.11 per share for the quarter, compared to net income of $1.0 million and $0.08 per share for the same period in 2004.

Foreign exchange positively affected second quarter revenues by $1.2 million, but negatively impacted miscellaneous income by $0.03 per share. In addition, costs related to Sarbanes-Oxley compliance were $0.03 per share in the quarter.

Philippe Lemaitre, Woodhead Industries’ Chairman and Chief Executive Officer, commented, “We are pleased to report a solid second quarter. Performance in our Connectivity segment was particularly strong, as evidenced by the 17% increase in revenue and significant increase in income from operations compared to last year. As a result of this strength, we were able to surpass our operating income objective for the quarter.”

He added, “Demand for our Connectivity products appears to be gathering momentum. We recently participated in a very successful automation show in Hannover, Germany where we formally introduced our new Ultra-Lock™ connector system and a new family of I/O products. Our message and product offerings were very well received and we closed a major new piece of OEM business, which will begin shipping later this fiscal year.”

Robert H. Fisher, Vice President of Finance and Chief Financial Officer noted, “Revenue growth remained strong in North America and Asia and showed improvement in Europe during the second quarter. International operations accounted for 46% of our revenues this quarter.”

In the Connectivity segment, second quarter sales were $42.5 million and income from operations totaled $2.3 million versus $36.4 million and $0.8 million, respectively, last year. Sales increased 17% from second quarter 2004 levels and income from operations more than tripled as a result of higher volume and improved gross margins.

The Electrical segment’s revenue totaled $13.9 million, down 3% from the same period in 2004. Income from operations was $1.6 million, down from $1.8 million recorded in the same period last year. The modest decline in sales and operating income on a year-over-year basis was largely attributable to a large government order, totaling $0.9 million, in the second quarter of 2004.

“We addressed the majority of our Electrical segment issues and delivered substantially improved results compared to last quarter,” noted Fisher.

Cash on hand at the end of the quarter was $14.2 million and backlog was $19.4 million.

Outlook
Lemaitre commented, “Based on this quarter’s solid performance and our outlook over the remainder of the fiscal year, we are able to reaffirm our second half revenue forecast of $120 million and our earnings per share forecast of about $0.50.”

This press release contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.

Conference Call
Woodhead Industries, Inc., will host a conference call today, April 29, 2005, at 11:00 am Eastern Time to discuss performance and financial results for the fiscal second quarter. The public may access the call by visiting the Woodhead Industries’ website at www.woodhead.com and clicking on the webcast icon. The dial-in phone number is 800-500-0177 or 719-457-2679. The Access code is 7352904. If unable to participate during the live webcast, a replay of the call will be available at www.woodhead.com. The replay dial-in phone number is 888-203-1112 or 719-457-0820. The Access code is 7352904.

About Woodhead Industries, Inc.
Woodhead Industries (NASDAQ: WDHD) develops, manufactures and markets network and electrical infrastructure products engineered for performance in harsh, demanding, and hazardous industrial environments. Woodhead is known in the global industrial market by its recognized brands which include Brad Harrison®, BradPower™, BradControl™, SST™, Daniel Woodhead®, mPm®, applicom®, Aero-Motive® and RJ-Lnxx®. Our expertise extends from mechanical, electrical, and electronics to communication software products and technologies. Woodhead operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

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WOODHEAD INDUSTRIES, INC. Consolidated Balance Sheet
(Amounts in thousands)

Assets	4/2/2005	10/2/2004

Current Assets
Cash and short-term investments	$14,182	$16,709
Accounts receivable	39,366	35,759
Inventories	21,910	19,106
Prepaid expenses	5,883	4,948
Refundable income taxes	3,349	2,863
Deferred income taxes	2,295	3,043

Total current assets	86,985	82,428
Property, plant and equipment, net	57,583	58,289
Goodwill, net	38,129	36,769
Deferred income taxes	2,752	2,427
Other Assets	1,114	1,151

Total Assets	$186,563	$181,064

Liabilities and Stockholders’ Investment
Current Liabilities
Accounts payable	$12,020	$9,423
Accrued expenses	11,734	13,245
Income taxes payable	1,849	1,272
Current portion of long-term debt	5,700	5,700

Total current liabilities	31,303	29,640
Long-term debt	25,200	25,200
Deferred income taxes	4,660	4,451
Other liabilities	4,175	4,339

Total Liabilities	65,338	63,630

Stockholders’ investment:
Common stock at par (shares issued: 12,226 at 4/2/05, 12,147 at 10/2/04)	12,226	12,147
Additional paid-in capital	21,180	20,236
Deferred stock compensation	(533)	(552)
Accumulated other comprehensive income	9,252	6,602
Retained earnings	79,100	79,001

Total stockholders’ investment	121,225	117,434

Total Liabilities and Stockholders’ Investment	$186,563	$181,064

WOODHEAD INDUSTRIES, INC. Consolidated Income Statement
(Amounts in thousands, except per share data)

	Quarter Ended:				Six Months Ended
	4/2/2005	3/27/2004	% Change		4/2/2005	3/27/2004	% Change
Net Sales	$56,393	$50,841	10.9%		$105,069	$95,985	9.5%
Cost of Sales	35,548	31,513	12.8%		67,502	60,136	12.2%

Gross Profit	20,845	19,328	7.8%		37,567	35,849	4.8%
% of Net Sales	37.0%	38.0%			35.8%	37.3%
Operating Expenses	17,748	16,316	8.8%		34,244	31,317	9.3%
Restructuring and Other Related Charges	—	531			—	1,092

Total Operating Expense	17,748	16,847	5.3%		34,244	32,409	5.7%
% of Net Sales	31.5%	33.1%			32.6%	33.8%
Income From Operations	3,097	2,481	24.8%		3,323	3,440	(3.4%	)

% of Net Sales	5.5%	4.9%			3.2%	3.6%
Other Expenses
Interest Expense	477	589	(19.0%	)	963	1,161	(17.1%	)
Other (Income)/Expenses, Net	515	379			(1,303)	(1,551)

Other (Income) / Expenses	992	968			(340)	(390)
Income Before Taxes and Discontinued Operations	2,105	1,513	39.1%		3,663	3,830	(4.4%	)
% of Net Sales	3.7%	3.0%			3.5%	4.0%
Provision For Income Taxes	778	558	39.4%		1,120	816	37.3%

Net Income	$1,327	$955	39.0%		$2,543	$3,014	(15.6%	)
% of Net Sales	2.4%	1.9%			2.4%	3.1%

Earnings per share
Diluted	$0.11	$0.08	37.5%		$0.21	$0.25	(16.0%	)

Weighted-average common shares outstanding
Diluted	12,287	12,239	0.4%		12,284	12,185	0.8%

Dividends Per Share	$0.10	$0.10	0.0%		$0.20	$0.20	0.0%

SEGMENT DATA	Quarter Ended:				Six Months Ended

	4/2/2005	3/27/2004	% Change		4/2/2005	3/27/2004	% Change
Net Sales
Connectivity	$42,495	$36,444	16.6%		$79,381	$69,553	14.1%
Electrical	13,898	14,397	(3.5%	)	25,688	26,432	(2.8%	)

Total	$56,393	$50,841	10.9%		$105,069	$95,985	9.5%

Income From Operations
Connectivity	$2,284	$752	203.7%		$2,345	$1,015	131.0%
Electrical	1,569	1,780	(11.9%	)	1,869	2,689	(30.5%	)
Corporate and Other	(756)	(51)			(891)	(264)

Total	$3,097	$2,481	24.8%		$3,323	$3,440	(3.4%	)